Exhibit 10.23

US PRECIOUS METALS, INC.

DIRECTOR OF MERGERS AND ACQUISITION AGREEMENT

This Agreement (this “Agreement”) is entered into as of December 4, 2014 (the “Effective Date”) between US Precious Metals, Inc., a Delaware corporation (the “Company”) and Scott W. Hartman (the “Hartman”).

The parties hereby agree as follows:

1.

Services. During the Term, Hartman agrees to act in a non-officer capacity as Director of Mergers and Acquisitions for the Company. In the course of such capacity, Hartman will report to and be instructed by the Chairman of the Company, and in addition, Hartman shall (a) consult and collaborate with management and other consultants of the Company regarding strategic goals of the Company, (b) identify investment banking firms for purposes of effecting a Sale Transaction (as defined herein), (c) advising the Company with respect to, and managing, the Sale Transaction, (d) discuss and negotiate with Mesa Acquisitions Group LLC (“MAG”) with respect to restructuring the Company’s current joint venture arrangement with MAG, and (e) perform such other duties as reasonably requested by the Chairman (collectively, the “Services”).

“Sale Transaction” as stated herein shall mean, other than an Excluded Transaction (as defined herein), the sale to one or more unaffiliated third parties (“Acquiror”) of (i) all or at least twenty five percent (25%) of the Company’s Mexican subsidiary, US Precious Metals de Mexico, S.A. de C.V (“Subsidiary”), (ii) all or part of the Subsidiary’s 37,000 acres of mining concessions located in Michoacán, Mexico (“Concessions”) and (iii) at least twenty five percent (25%) of the equity of the Company (calculated on a fully diluted basis) in one transaction or a series of transactions the closing of which occurring within a six month period.

“Excluded Transaction” as stated herein shall mean (i) the offer and sale of up to Ten Million Dollars ($10,000,000) in securities of the Company, the proceeds of which are to be used to reduce debt existing as of the date of this Agreement, pay for satellite imaging of the remainder of the Concessions, and corporate overhead and/or (ii) any funds received by, or paid for on behalf of, the Company in connection with the Company’s current joint venture with MAG or the restructuring of such joint venture.

2.

Compensation.  In exchange for the Services, Hartman shall receive the compensation set forth in this Section 2.

(a). Hartman shall receive 1,000,000 shares of common stock of the Company (“Common Stock”) issuable as soon as practicable following the execution of this Agreement. In this regard, Hartman hereby acknowledges that the Common Stock will be restricted securities as defined under the federal securities laws, and that the certificate evidencing the Common Stock will bear a customary restrictive legend.

(b). In addition, except as otherwise provided herein, if during the Term and/or during the Tail Period (as defined below), the Company closes a Sale Transaction as a result of the direct or indirect efforts of Hartman, the Company will pay Hartman a successful efforts fee equal to two percent (2%) of the Transaction Value (as defined herein), provided that if the total fees payable in connection with the Transaction exceed five percent (5%) of the Transaction Value, the fee payable to Hartman will be reduced to one percent (1%)

(“Successful Efforts Fee”). The Successful Efforts Fee shall be paid to Hartman concurrent with the receipt of the Transaction Value by the Company or its shareholders. Nothing contained herein shall obligate the Company to effect or close any proposed Sale Transaction resulting from the direct or indirect efforts of Hartman.  Notwithstanding anything contained herein to the contrary, the payment of the Successful Efforts Fee by the Company to Hartman will be subject to compliance with all federal securities laws and regulations.

“Tail Period” as stated herein shall mean a twenty four (24) month period following the termination of the Agreement for reasons set forth in Section 8(a) through (d), provided that, it is understood and agreed by the parties that there will be no Tail Period (and no Successful Efforts Fee payable) if the Agreement is terminated for any Cause Termination Event (as defined herein).

“Transaction Value” as stated herein shall mean the total value of all cash, stock or other consideration received by the Company or its shareholders at closing of a Sale Transaction.

3.

Confidentiality.  Hartman shall maintain in confidence and not publish or otherwise disclose to third parties or use for any purpose other than providing the Services hereunder any Confidential Information of the Company, unless otherwise approved in writing by the Company.  As used in this Agreement “Confidential Information” shall mean any information or other subject matter disclosed to Hartman by the Company in connection with Hartman’s performance of the Services.  Notwithstanding the foregoing, Confidential Information shall not include information that:  (i) was publicly known and generally available in the public domain prior to the time of disclosure to Hartman;  (ii) becomes publicly known and generally available after disclosure to Hartman  through no action or inaction of Hartman; or (iii) is in the possession of Hartman, without confidentiality restrictions, at the time of disclosure as shown by Hartman’s files and records immediately prior to the time of disclosure.

4.

Ownership of Materials.  All Confidential Information including without limitation, tangible materials received from the Company shall remain the property of the Company, and Hartman shall deliver all Confidential Information to the Company upon the expiration or termination of this Agreement, or earlier if so requested by the Company.

5.

Interference With Business; Competitive Activities. Consultant agrees that for a period of three (3) years after termination of this agreement, Consultant shall not (i) employ, solicit for employment, or recommend for employment any person employed by the Company; or (ii) own or acquire, directly or indirectly, through any one or more companies, any mining concession located in the State of Michoacán, Mexico other than as a shareholder of the Company (or the Company’s successor in interest or any Acquiror).

6.

No Conflict.  Hartman represents that Hartman’s compliance with the terms of this Agreement and provision of Services hereunder will not violate any duty which Hartman may have to any other person or entity (such as a present or former employer), including obligations concerning providing services to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and Hartman agrees that Hartman will not do anything in the performance of Services hereunder that would violate any such duty.

7.

Legal Relationship.  Hartman is an independent contractor and will not act as agent nor shall the Hartman be deemed an employee of the Company or any of its affiliates, or entitled to participate in any employee benefit plan of the Company or receive any benefit available to employees of the Company, including insurance, worker's compensation, retirement and vacation benefits.  Hartman shall not have any authority to, and shall not, make any representation or promise or enter into any agreement on behalf of the Company.

8.

Term and Termination.  The term of this Agreement shall commence on the Effective Date and shall immediately terminate upon the earliest occurrence of; (a) two years from the Effective Date, (b) the completion of a Sale Transaction, (c) the Company’s termination of this Agreement upon thirty (30) days prior written notification to Hartman, (d) Hartman’s death or inability to perform the Services for a period of ninety (90) consecutive days, or (e) the occurrence of at least one Cause Termination Event (as defined below).

“Cause Termination Event” as stated herein shall mean any of the following;

(i) the willful failure by Hartman to perform substantially the Services (other than due to death or disability);

(ii) Hartman engaging in misconduct that is materially injurious to the Company or any subsidiary or any affiliate of the Company;

(iii) Hartman having been convicted  of, or entered a plea of nolo contendere to, a crime that constitutes a felony;

(iv) the material breach by Hartman of  the agreements contained in  Section 5,

(v) the breach by the Executive of his duty of loyalty to the Company which shall include, without  limitation (A) the disclosure by Hartman of any confidential information pertaining to the Company or any subsidiary or any affiliate of the Company, other than (x) in the ordinary course of the performance of his duties on behalf of the Company or (y) pursuant to  a judicial or administrative subpoena from a court or  governmental authority with jurisdiction over the matter in question, and (B) the harmful interference by the Executive in the business or operations of the Company or any subsidiary or any affiliate of the Company; provided however that, the occurrence of any of the events described above, if done inadvertently or of de minimis effect, shall not constitute a "Cause Termination Event".

The provisions of Sections 3, 4, and 5 shall survive expiration or termination of this Agreement for any reason.

9.

Publicity. Hartman hereby permits the Company to publicize his status as a Director of Mergers and Acquisitions in marketing materials and other business or investor related communications, and the Company hereby permits Hartman to disclose his position as such for the same or similar purposes, subject to compliance with all confidentiality agreements.

10.

Representations and Warranties. Hartman represents and warrants to the Company that he is an “accredited investor” as that term is defined under Regulation D promulgated under the Securities Act of 1933, as amended, and that he is acquiring the Common Stock for investment purposes and not with an intent to resell or redistribute.

11.

Notices.   Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to Hartman, to:	At the address set forth below,

If to the Company, to:	176 Route 9 North Suite 306 Marlboro, New Jersey 07728 With copies to: Daniel H. Luciano, Esq. 242A West Valley Brook Road Califon, New Jersey 07830

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

12.

Miscellaneous.  This Agreement shall be governed by the laws of the State of New Jersey, without reference to its conflicts of laws provisions.  The exclusive jurisdiction for any matter involving this agreement is the state or federal courts of New Jersey. This Agreement is the only agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and representations, written or oral. This Agreement may be amended or modified only by a written document signed by both parties.  If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement. This Agreement is binding on the heirs, successors and assigns of the respective parties, however, this Agreement is not assignable by Hartman.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HARTMAN

COMPANY

US Precious Metals, Inc.

/s/ Scott Hartman

/s/Gennaro Pane

/Scott W. Hartman

Gennaro Pane

c/o Hartman Investments, LLC

President

3131 McKinney

Suite 600

Dallas, Texas 75204

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